                           REGISTRATION NO. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       UNITED ASSET MANAGEMENT CORPORATION
                       -----------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                   04-2714625
                                   ----------
                      (I.R.S. Employer Identification No.)

                             One International Place
                           Boston, Massachusetts 02110
                                 (617) 330-8900
                                 --------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Joseph R. Ramrath
                    Senior Vice President and General Counsel
                       United Asset Management Corporation
                             One International Place
                           Boston, Massachusetts 02110
                                 (617) 330-8900
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                            Terrence W. Mahoney, Esq.
                    Hill & Barlow, a Professional Corporation
                             One International Place
                           Boston, Massachusetts 02110
                                 (617) 428-3000

        Approximate date of commencement of proposed sale to the public:
                                 March 1, 1999

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                           -----------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          -----------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                               CALCULATION OF REGISTRATION FEE

==================================================================================================
                                        Proposed             Proposed
   Title of                              maximum              maximum
    shares                              aggregate            aggregate         Amount of
     to be          Amount to be        price per            offering         registration
  registered         registered           unit *              price *             fee
--------------------------------------------------------------------------------------------------
Common Stock           50,000           $21.6875            $1,084,375.00      $301.46
($0.01 par value)
==================================================================================================

*Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457 upon the basis of the average of the high and low prices of the registrant's Common Stock as reported in the consolidated reporting system of the New York Stock Exchange on February 16, 1999.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC acting pursuant to said Section 8(a) may determine.

     If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.

                                   PROSPECTUS
                                   ----------


                       UNITED ASSET MANAGEMENT CORPORATION


                                50,000 Shares of
                                  Common Stock
                           (Par Value $0.01 Per Share)


     This prospectus relates to the offering of up to 50,000 shares of the common stock of United Asset Management Corporation by a current stockholder of UAM. See "The Selling Stockholder." The selling stockholder acquired its shares of common stock in a private transaction in connection with UAM's acquisition of an interest in Integra Capital Management Corporation. UAM is not offering any shares under this prospectus and has not engaged an underwriter in connection with this offering. UAM will not receive any of the proceeds from the sale of these shares.


     The selling stockholder may offer the shares of UAM common stock in public or private transactions at prevailing market prices or at negotiated prices. See "Plan of Distribution." UAM common stock is listed on the New York Stock Exchange under the symbol "UAM." The last price of UAM's common stock as reported by the New York Stock Exchange on February 16, 1999 was $21.3125 per share.

     The selling stockholder will pay the commission expenses and brokerage fees for the sale of these shares. UAM will bear the expenses of issuance and distribution of these shares, other than commissions, estimated at $10,000.00.


     INVESTING IN UAM COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY CONTRARY REPRESENTATION IS A CRIMINAL OFFENSE.



                 The date of this prospectus is March    , 1999
                                                     ----


                          TABLE OF CONTENTS

                                                                  Page
                                                                  ----
ADDITIONAL INFORMATION..............................................3

FORWARD-LOOKING STATEMENTS..........................................4

RISK FACTORS........................................................4

THE COMPANY.........................................................9

THE SELLING STOCKHOLDER.............................................9

PLAN OF DISTRIBUTION...............................................10

LEGAL MATTERS......................................................10

EXPERTS............................................................11

                             ADDITIONAL INFORMATION

     United Asset Management Corporation ("UAM" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, accordingly, files reports and other information with the Securities and Exchange Commission (the "SEC"). Interested persons can inspect and copy such reports, as well as proxy and information statements, and other information filed by the Company with the SEC, at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room.

     The SEC also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the SEC. The address of such site is: http://www.sec.gov.

     The Common Stock of the Company is listed on the New York Stock Exchange. Interested persons can inspect reports, proxy and information statements, and other information concerning the Company at that exchange.

     The SEC allows UAM to "incorporate by reference" the information filed with the SEC, which means that the Company can disclose important information by referring to these documents. The Company has filed the following documents with the SEC (File No. 1-9215) and incorporates by reference these documents into this prospectus:

     o the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997;

     o the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998; and

     o the description of the Company's capital stock contained in the Company's Registration Statement under Section 12(b) of the Exchange Act on Form 8-A, filed on July 22, 1986, including any amendment or reports filed for the purpose of updating such description.


     The Company also incorporates by reference into this prospectus all documents it files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the filing of this prospectus but before the termination of this offering.

     Upon request by any person (including any beneficial owner of shares) who receives this prospectus, the Company will provide without charge a copy of any of the information incorporated by reference into this prospectus (not including exhibits to such information unless those exhibits are specifically incorporated by reference into such information). Please direct such requests to United Asset Management Corporation, One International Place, Boston, Massachusetts 02110,
Attn: Executive Vice President and Chief Financial Officer (telephone 617-330-8900).

                           FORWARD-LOOKING STATEMENTS

     UAM's management may make "forward-looking" statements in this prospectus and in other documents filed with the SEC (including those documents incorporated by reference into this prospectus), in press releases, and in discussions with analysts, investors and others. These statements include:

     o descriptions of UAM's operational plans,

     o expectations about future earnings and other results of operations,

     o views of future industry or market conditions, and

     o other statements that include words like "may," "expects," "believes," and "intends," and which describe opinions about future events.

     Investors should not rely on these statements as though they were guarantees. These statements are current only when they are made. UAM's management has no obligation to revise or update these statements based on future developments. Known and unknown risks may cause UAM's actual results and performances to be materially different from those expressed or implied by these statements. Some of these risks are identified and explained below.

                                  RISK FACTORS

     Before purchasing any of these shares, prospective purchasers should consider the risk factors described below:

MOST OF UAM'S REVENUES ARE BASED ON THE MARKET VALUE OF MANAGED ASSETS AND, THEREFORE, WILL RISE AND FALL WITH CHANGES IN THE ECONOMY AND FINANCIAL MARKETS

     Most of the revenues of UAM's affiliated firms are investment advisory fees, which are based primarily on the market value of assets under management. Consequently, UAM's financial results depend directly on changes in the economy and financial markets. These changes can be extremely volatile and are difficult to predict.

     However, changes in the financial markets may also have an inverse effect on assets under management. First, when prices in financial markets rise, U.S. employers may make net withdrawals from their defined benefit plans. The Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code of 1986 (the "Tax Code") require employers to fund their plans sufficiently to generate the benefits they have promised, based on actuarial calculations. However, the Tax Code also discourages employers from overfunding these plans by limiting tax deductions for contributions to fully funded plans. UAM believes that the high investment returns experienced in the 1980s and 1990s have caused many defined benefit plans to reach or exceed their full funding limits. Therefore, many employers may have ceased to contribute additional cash to these plans, even though these employers may be withdrawing assets from the plans to pay benefits as they become due.

     Second, many investors wish to maintain a particular balance in their portfolios among various asset classes and investment styles. Over time, if funds allocated to one asset class outperform the rest of the portfolio, the portfolio may become overweighted in that asset class. If the investor has not changed its optimal asset allocation, the investor may rebalance the portfolio by withdrawing funds from the asset class that outperformed and redistributing those funds among the other asset classes and styles in the portfolio. In this way, an advisor that manages in one particular asset class or style may experience negative client cash flows after relative performance was positive, and positive client cash flows after relative performance was negative.

THE INVESTMENT MANAGEMENT BUSINESS IS HIGHLY COMPETITIVE

     UAM's affiliated firms compete to manage domestic and international investment portfolios for corporate benefit plans, mutual funds, government and union benefit plans, individuals, endowments, and foundations. UAM believes that the most important factors affecting competition in the investment management industry are:

     o the abilities and reputations of investment managers,

     o stability of a firm's workforce, especially of portfolio managers,

     o an effective marketing force with broad access to channels of distribution,

     o differences in the investment performance of investment management firms,

     o adherence to particular investment styles,

     o quality of client service,

     o the development of new investment strategies,

     o resources to invest in information technologies, and

     o public recognition of trade names in retail markets

     UAM's affiliated firms face many competitors, including public and private investment advisers, as well as affiliates of securities broker-dealers, commercial banks, investment banks, and insurance companies. Barriers to entry are low, and firms in the investment management business are relatively long-lived.

     Institutional clients typically may terminate investment management contracts without penalty upon 30-days' notice. Mutual funds typically may terminate investment management contracts without penalty upon 60-days' notice, and retail clients may redeem investments in mutual funds at any time.

THE INVESTMENT MANAGEMENT BUSINESS IS SUSCEPTIBLE TO INTERNAL SHIFTS AND FREQUENTLY REQUIRES FIRMS TO ADAPT

     Firms typically position themselves to provide investment management services within certain asset classes (equities, debt, real estate, etc.) and investment styles (value, growth, sector rotation, etc.). Periodic shifts in the investment management industry may favor firms with strength in particular areas and firms that have the ability to adjust to these shifts.

     For example, the implementation of the European Monetary Union includes the elimination of the national currencies and the coordination of economic policy of the 11 member countries. These developments may cause several shifts in the industry including:

     o The preferred basis for equity asset allocation may shift from regional and country selection to industry selection;

     o Investors in member countries may be more willing to invest in equity and debt securities from other member countries since there will no longer be exchange rate risk; and

     o Investors may no longer require certain hedging techniques that seek to reduce exchange rate risk.

     As another example, the press release attached as Exhibit 99.1 to the Company's Form 8-K filed on January 22, 1998, describes a shift in the market for institutionally managed real estate. Many investors now seek management through investment vehicles like real estate investment trusts that offer liquidity and public pricing, rather than investment vehicles like group trusts that offer a more traditional form of long-term management.

UAM'S AFFILIATED FIRMS DEPEND SIGNIFICANTLY ON KEY EMPLOYEES

     Individual investment managers at UAM's affiliated firms often have regular direct contact with clients, which may cause the clients to base their relationships largely on trust in that individual manager. Some clients could withdraw assets if an affiliated firm loses a key investment manager. UAM's success depends on its ability to attract, retain, and motivate sufficient numbers of qualified managers at its affiliated firms.

     In most cases, key managers have signed long-term employment contracts and have agreed not to provide investment advisory services to any of their firm's clients for a period after their employment ends. Also, UAM uses a combination of short-term and long-term financial incentives to help its firms retain these individuals. UAM depends on the enforceability of these employment and non-competition agreements. However, these methods do not guarantee that these individuals will remain with UAM's firms for the specified term of the agreements or for any further term. The market for investment managers is extremely competitive. Increasingly, in the industry, investment managers are moving among different firms and starting new firms.

UAM'S GROWTH STRATEGY DEPENDS, IN PART, ON A SUCCESSFUL ACQUISITION PROGRAM

     To date, UAM has acquired substantial ownership interests in over 50 investment management firms. UAM intends to continue this acquisition program in the future. The success of this program depends on UAM's ability to identify suitable firms and to negotiate agreements on acceptable terms. Success also depends on UAM's ability to finance acquisitions through additional borrowing, by issuing additional stock in private or public transactions, or through internally generated cash flow.

     The market for acquisition of interests in investment management firms is highly competitive. There are several other holding companies that invest in investment management firms. In addition, many domestic and foreign commercial and investment banks, insurance companies, and investment management firms maintain active acquisition programs, and many of these companies have longer operating histories and significantly greater resources than UAM.

     Over the past few years, because of competition for acquisitions, prices for firms have increased, and therefore the expected returns on these investments have decreased. Further, as the total assets managed by UAM's affiliated firms rises, this program may require larger or more frequent acquisitions in order to continue to have a material effect on UAM's financial results.

UAM'S REPORTED NET EARNINGS MAY BE AFFECTED BY CHANGES IN ITS AMORTIZATION OF CLIENT CONTRACTS

     When UAM acquires an investment advisory firm in a purchase business combination, UAM's balance sheet gains a new asset - the cost assigned to investment advisory contracts acquired. UAM amortizes this amount on a straight-line basis over the estimated weighted average useful life of the contracts. Determinations of these estimates consider historical patterns of terminations by clients and the size and age of the contracts. If actual client terminations occur significantly sooner than originally estimated or in certain other circumstances, generally accepted accounting principles require that UAM amortize the remaining asset over the revised estimated (shorter) life. This acceleration of amortization further lowers UAM's reported net earnings during the revised estimated life of the contracts.

     In addition, UAM regularly analyzes the carrying value of investment advisory contracts. Many factors can affect the carrying value of these contracts, including changes in advisory fee rates, strategic planning at the affiliated firm, realignment of client and consultant relationships, and performance in managing assets. In its analysis, UAM compares the carrying value of the contracts against the estimated undiscounted future cash flows associated with the contracts. If the undiscounted future cash flows are not sufficient to recover the carrying value of the asset, generally accepted accounting principles require that UAM adjust the carrying cost of the contracts to their estimated fair value. Such an adjustment, known as an "impairment" charge, would lower UAM's reported net earnings. The press release attached as Exhibit 99.1 to UAM's Form 8-K filed on January 22, 1998, describes a charge in the fourth quarter of fiscal year 1997 resulting from the impairment of client contracts at two of UAM's affiliated firms.

THE IRS IS SEEKING ADJUSTMENTS TO SEVERAL OF UAM'S FEDERAL INCOME TAX RETURNS

     The Notes to Consolidated Financial Statements which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, describe UAM's method for amortizing investment advisory contracts for tax purposes in years prior to 1993 and the method permitted by the Revenue Reconciliation Act of 1993 (the "93 Act") for subsequent years. The Internal Revenue Service ("IRS") has audited UAM's federal income tax returns for 1984 through 1992 and is challenging UAM's amortization prior to the 93 Act. The Notes address this audit and the IRS's position in more detail. UAM believes that it will prevail in the audit. However, if the IRS prevails in all aspects, UAM would owe approximately $56,000,000, plus interest, in additional tax.

UAM DELEGATES AUTHORITY TO MAKE DECISIONS OVER THE OPERATIONS OF ITS AFFILIATED FIRMS

     As sole or principal stockholder, UAM has the power to elect and remove directors of its affiliated firms and to veto any major actions that the firm may take. However, UAM authorizes the principals of the affiliated firms to manage their own day-to-day operations, including employee matters, investment management policies and fee structures, product development, marketing, client relationships, compensation programs, and compliance activities. Indeed, UAM itself is not registered as an investment adviser either with the SEC or with any state or foreign regulatory agency and therefore cannot render investment advisory services except through its affiliated firms which are properly registered. Accordingly, UAM has only limited ability to alter or coordinate the investment management practices and policies of its affiliated firms.

THE YEAR 2000 ISSUE AFFECTS UAM'S COMPUTER HARDWARE AND SOFTWARE

     Many computer programs use two digits, rather than four, to identify the year in a date. These programs cannot accurately process dates after December 31, 1999. This failure may cause systems to crash and may cause programs to generate erroneous results when they process data. This issue affects personal computers, mainframe computers, networks, and other information technology systems. This issue also affects any equipment that contains embedded software (non-IT systems), including telephone lines, elevators, and other infrastructure. All companies that use or rely on IT systems or non-IT systems face this issue.

     In 1997, UAM started a program to assess its IT systems, to modify, upgrade or replace all hardware or software that is not Year 2000 compliant, and to develop a contingency plan in case its IT systems or its business partners' IT systems are not Year 2000 compliant by January 1, 2000. This program also addresses UAM's exposure to non-IT systems that may not be Year 2000 compliant. UAM is assessing its non-IT systems, seeking assurance from the providers of these systems that they are or soon will be Year 2000 compliant, and developing a contingency plan in case these non-IT systems are not Year 2000 compliant by January 1, 2000. UAM hired an outside consultant to assist UAM and its affiliated firms with the development and implementation of this program. The "Management's Discussion and Analysis of Financial

Condition and Results of Operations" section of UAM's Form 10-Q for the quarter ended September 30, 1998, provides more detailed information on this program.

     UAM expects to complete this program by June 30, 1999, and expects that the cost will not be material. However, UAM cannot guarantee that this program will achieve full and timely Year 2000 compliance, particularly with respect to its business partners and non-IT systems that are not owned by UAM or under its control. A failure by UAM, any of its affiliated firms, any of its business partners, or any of its providers of non-IT system to achieve full and timely compliance could have a material adverse effect on UAM's business and financial results.

ADOPTION OF THE NEW "EURO" CURRENCY AFFECTS UAM'S COMPUTER HARDWARE AND SOFTWARE

     On January 1, 1999, 11 countries in the European Monetary Union adopted the "Euro" as their common currency. Existing national currencies in these countries will cease to be legal tender on July 1, 2002. Many computer programs do not recognize the "Euro."

     In 1998, UAM, together with its affiliated firms, started a program to assess its computer hardware and software and to revise or replace any systems that do not recognize the "Euro." In some cases, UAM's affiliated firms have coordinated these changes with changes required by their Year 2000 Program. UAM expects to complete this program in a timely manner and does not expect the costs will be material. However, UAM cannot guarantee that this program will be completely successful, and a failure to successfully revise or replace these systems could have a material adverse effect on UAM's business and financial results.


                                   THE COMPANY

     The Company is a holding company organized in December 1980 to acquire and own firms that provide investment advisory services primarily for institutional clients. The Company's wholly owned subsidiaries operate in one business segment, that is, as investment advisers, managing both domestic and international investment portfolios for corporate benefit plans, mutual funds, government and union benefit plans, individuals, endowments, and foundations. The Company's principal executive offices are located at One International Place, Boston, Massachusetts 02110, and its telephone number is (617) 330-8900.

                             THE SELLING STOCKHOLDER

     The selling stockholder listed below (the "Selling Stockholder") acquired the shares offered by this prospectus pursuant to agreements dated January 6, 1998 entered into by the Company in connection with the Company's acquisition (the "Acquisition") of approximately 49% of the issued and outstanding voting shares of capital stock of Integra Capital Management Corporation, an Ontario corporation ("ICMC"). Before the Acquisition, the Selling Stockholder was a stockholder of ICMC. As of the date hereof, the Selling Stockholder is the beneficial owner of the number and percentage of shares of the Company's Common Stock, par value

$0.01, listed below. The Selling Stockholder is offering all of the shares listed below pursuant to this prospectus.


                                        Number of Shares
           Selling                     Beneficially Owned
         Stockholder                  as of the Date Hereof       Percentage
         -----------                  ---------------------       ----------
Dakin Greenoaks Investments Ltd.              50,000                   *

*  Less than 1%.

     The Company has entered into an agreement with the Selling Stockholder providing for indemnification of the Selling Stockholder by the Company under certain circumstances.

                              PLAN OF DISTRIBUTION

     UAM is registering the shares of common stock offered by the Selling Stockholder pursuant to contractual registration rights contained in the agreement relating to the Acquisition. The Selling Stockholder (and its pledgees, donees, transferees or other successors in interest) may sell its shares on the New York Stock Exchange, in private transactions or in a combination of such methods of sale. The Selling Stockholder may also sell or distribute shares through other means if UAM appropriately amends or supplements this prospectus, if required, to describe the terms of the sale or distribution. The Selling Stockholder may sell the shares at market prices prevailing at the time of the sale, at prices related to such market prices, or at negotiated or fixed prices.

     In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. The Selling Stockholder will pay commissions or discounts to brokers or dealers in amounts to be negotiated immediately before the sale. In certain cases, the brokers or dealers, any other participating brokers and dealers, and the Selling Stockholder may be considered "underwriters" as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act").

     In addition, the Selling Stockholder may sell under Section 4(1) or Rule 144 of the Securities Act any securities covered by this prospectus which qualify for such a sale, rather than pursuant to this prospectus. The Company has entered into an indemnification agreement with the Selling Stockholder. See section entitled "The Selling Stockholder".

                                  LEGAL MATTERS

     Hill & Barlow, a Professional Corporation, Boston, Massachusetts, has passed upon the legality of the shares offered by this prospectus.

                                     EXPERTS

     The Company has incorporated its financial statements into this prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1997 in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

Item 14.  Other Expenses of Issuance and Distribution.
------------------------------------------------------

     The following is a reasonably itemized statement of all expenses, other than commissions, in connection with the issuance and distribution of the
Shares:

     SEC Registration Fee                         $      301.46
     Cost of Printing                             $           0
     Legal Fees and Expenses                      $    3,000.00*
     Accounting Fees and Expenses                 $    5,000.00*
     Miscellaneous                                $    1,698.54
                                                  -------------
                                          Total   $   10,000.00*
                                                  =============

*    Estimated

All of these expenses will be borne by the Company.


Item 15.  Indemnification of Directors and Officers.
---------------------------------------------------

     Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of officers and directors subject to certain limitations. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceedings, if it had no reasonable cause to believe his conduct was unlawful. The Company's by-laws provide that it shall indemnify its officers, directors, employees and agents to the extent permitted by law.

     The Company maintains insurance under which the insurers will reimburse the Company for amounts which it has paid to its directors, officers and certain other employees by way of indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities which are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions. One of the Company's directors serves as such under the terms of an agreement with a corporation of which he is an officer. In so serving, he is covered by the officers and directors' liability insurance policy maintained by such corporation.

     In addition, the Selling Stockholder has agreed to indemnify the directors and officers of the Company who have signed this Registration Statement under certain circumstances.

Item 16.  Exhibits.
-------------------

     See Exhibit Index.

Item 17.  Undertakings.
-----------------------

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on February 18, 1999.

                                   UNITED ASSET MANAGEMENT CORPORATION
                                   -----------------------------------
                                   (Registrant)



                                   By:  /s/  William H. Park
                                      --------------------------------
                                        William H. Park,
                                        Executive Vice President and
                                        Chief Financial Officer

                                POWER OF ATTORNEY
                                -----------------


     Each person whose signature appears below constitutes and appoints
Norton H. Reamer, Charles E. Haldeman, Jr., William H. Park, and Joseph R. Ramrath, and each of them singly, his or her lawful attorneys with full power to them, and each of them singly, to sign for him or her in his or her name in the capacity indicated below this registration statement on Form S-3 (and any and all amendments hereto), hereby ratifying and confirming his or her signature as it may be signed by his or her said attorneys to this registration statement (and any and all amendments hereto).

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



      Signature                            Title                                Date
      ---------                            -----                                ----

/s/  Norton H. Reamer              Chairman of the Board,                  February 18, 1999
-------------------------------    Chief Executive Officer
Norton H. Reamer                   (principal executive officer)



/s/  Charles E. Haldeman, Jr.      President, Director                     February 18, 1999
-------------------------------
Charles E. Haldeman, Jr.



/s/  William H. Park               Executive Vice President and Chief      February 18, 1999
-------------------------------    Financial Officer
William H. Park                    (principal accounting officer)



/s/  Harold J. Baxter              Director                                February 18, 1999
-------------------------------
Harold J. Baxter

/s/  Francis Finlay                Director                                February 18, 1999
-------------------------------
Francis Finlay



/s/  Robert J. Greenebaum          Director                                February 18, 1999
-------------------------------
Robert J. Greenebaum



/s/  Beverly L. Hamilton           Director                                February 18, 1999
------------------------------
Beverly L. Hamilton



/s/  George E. Handtmann, III      Director                                February 18, 1999
-------------------------------
George E. Handtmann, III



/s/  Bryant M. Hanley, Jr.         Director                                February 18, 1999
-------------------------------
Bryant M. Hanley, Jr.



/s/  Jay O. Light                  Director                                February 18, 1999
-------------------------------
Jay O. Light



/s/  David I. Russell              Director                                February 18, 1999
-------------------------------
David I. Russell



/s/  Philip Scaturro               Director                                February 18, 1999
-------------------------------
Philip Scaturro

/s/  John A. Shane                 Director                                February 18, 1999
-------------------------------
John A. Shane



/s/  Barbara S. Thomas             Director                                February 18, 1999
-------------------------------
Barbara S. Thomas

                                  EXHIBIT INDEX
                                  -------------

     Certain of the following exhibits (those marked with an asterisk) are filed herewith. The remainder of the exhibits have heretofore been filed with the SEC and are incorporated herein by reference. Inapplicable items have been omitted.


Exhibit                                 Title                                                       Page
-------                                 -----                                                       ----
4.1       Restated Certificate of Incorporation of the Company, (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K,
          File No. 001-09215, filed March 24, 1995).

4.2 Amended and Restated By-Laws of the Company, (incorporated by reference to Exhibit 3(ii) to the Company's Current Report on Form
          8-K, File No. 001-09215, filed February 2, 1998).

4.3       Specimen Certificate of Common Stock, $0.01 par value, of the Company
          (incorporated by reference to Exhibit 4.1 to the Company's
          Registration Statement on Form S-1, File No. 33-6874, filed
          August 22, 1986).

5.1*      Opinion of Hill & Barlow, a Professional Corporation.

23.1*     Consent of Hill & Barlow, a Professional Corporation (included in
          Exhibit 5.1).

23.2*     Consent of PricewaterhouseCoopers LLP.

24.1*     Power of Attorney (included above at page II-5).